April 20, 2017

PERSONAL AND CONFIDENTIAL

Water Technologies International, Inc.

10219 SE Lennard Road,

Port St. Lucie, FL 34952

Attn: William Scott Tudor - Chief Executive Officer

Dear Mr. Tudor:

This Financial Advisory agreement ("Agreement") confirms the terms and conditions of the engagement of Greentree Financial Group, Inc. ("Greentree") by Water Technologies International, Inc., a Florida Corporation (the "Company") to render certain professional services to the Company.

1.       Services. Greentree agrees to perform the following services:

a)	Assist the Company with compliance filings for four quarters, including preparation of three interim quarterly reports for the periods ended March 31, 2017;June 30, 2017, September 30, 2017 and one annual report for the year ended December 31, 2017 (Note: The Company will prepare initial set of Financials for each of the subsidiaries and Greentree will help with consolidation structure and entries as well as assist with US GAAP footnotes.)

b)	Review and advise the Company on all documents and accounting systems relating to its finances and transactions, with the purpose of bringing such documents and systems into compliance with United States GAAP or disclosures required by SEC;

c)	Provide necessary consulting services and support as a liaison for the Company to third-party service providers, including coordination amongst the Company and their related attorneys, CPAs and the transfer agent:

2.       Fees. The Company agrees to pay Greentree for its services an upfront professional service fee ("Service Fee") of $45,000. Greentree may elect to fund its Service Fee through the issuance of a Promissory Note in favor of Greentree upon signing this Agreement (See Exhibit B), in which case the Service Fee shall be treated as paid in full upon Greentree’s receipt of the Promissory Note and all obligations of the Company to pay the Service Fee shall be considered satisfied.

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(1)

Note:

i.	Service Fee shall be deemed fully earned upon signing this Agreement.

ii.	In addition to any fees that may be payable to Greentree under this Agreement, the Company agrees to reimburse Greentree, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Greentree’s activities under this Agreement, including the reasonable fees and disbursements of its legal counsel. All such fees, expenses and costs will be billed at any time by Greentree and are payable by the Company when invoiced. Upon expiration of the Agreement any unreimbursed fees and expenses will be immediately due and payable.

3.                  Term. The term of this Agreement shall commence on signing of this Agreement and end on December 31, 2017 (the "Term"). This Agreement may be renewed upon mutual written agreement of the parties hereto. This agreement may be terminated by the Company prior to its expiration or services being rendered with 45 days prior written notice to Greentree. Any obligation pursuant to this Paragraph 3, and pursuant to Paragraphs 2 (payment of fees), 4 (indemnification), 5 (matters relating to engagement), 7 (governing law) and 11 (miscellaneous) hereof, shall survive the termination or expiration of this Agreement. As stated in the foregoing sentence, the parties specifically agree that in the event the Company terminates this Agreement prior to expiration of the Term, the full Service Fee shall become immediately due and payable.

4.                  Indemnification. In addition to the payment of fees and reimbursement of fees and expenses provided for above, the Company agrees to indemnify Greentree and its affiliates with regard to the matters contemplated herein, as set forth in Exhibit A, attached hereto, which is incorporated by reference as if fully set forth herein.

5.                  Matters Relating to Engagement. The Company acknowledges that Greentree has been retained solely to provide the services set forth in this Agreement.

In rendering such services, Greentree shall act as an independent contractor, and any duties of Greentree arising out of its engagement hereunder shall be owed solely to the Company. The Company further acknowledges that Greentree may perform certain of the services described herein through one or more of its affiliates.

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(2)

The Company acknowledges that Greentree is a consulting firm that is engaged in providing consulting services. The Company acknowledges and agrees that in connection with the performance of Greentree's services hereunder (or any other services) that neither Greentree nor any of its employees will be providing the Company with legal, tax or accounting advice or guidance (and no advice or guidance provided by Greentree or its employees to the Company should be construed as such) and that neither Greentree nor its employees hold itself or themselves out to be advisors as to legal, tax, accounting or regulatory matters in any jurisdiction. Greentree may retain attorneys and accountants that are for Greentree’s benefit, and Greentree may recommend a particular law firm or accounting firm to be engaged by the Company and may pay the legal expenses or accounting expenses associated with that referral on behalf of the Company, after full disclosure to the Company and the Company’s consent that Greentree make such payment on its behalf. However, Greentree makes no recommendation as to the outcome of such referrals. The Company shall consult with its own legal, tax, accounting and other advisors concerning all matters and advice rendered by Greentree to the Company, and the Company shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the advice and guidance given by Greentree to the Company. Neither Greentree nor its employees shall have any responsibility or liability whatsoever to the Company or its affiliates with respect thereto.

The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Greentree will be using and relying on data, material, and other information furnished by the Company, a third party provider, or their respective employees and representatives (“the Information”). The Company will cooperate with Greentree and will furnish Greentree with all Information concerning the Company and any financial information or organizational or transactional information which Greentree deems appropriate, and Company will provide Greentree with access to the Company's officers, directors, employees, independent accountants and legal counsel for the purpose of performing Greentree's obligations pursuant to this Agreement.

The Company hereby agrees and represents that all Information furnished to Greentree pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information becomes materially inaccurate, incomplete or misleading during the term of Greentree's engagement hereunder, the Company shall promptly advise Greentree in writing. Accordingly, Greentree assumes no responsibility for the accuracy and completeness of the Information. In rendering its services, Greentree will be using and relying upon the Information without independent verification evaluation thereof.

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(3)

6.                  Representations and Warranties by Greentree. Greentree, by its acceptance of the Promissory Note, represents and warrants to Company as follows:

(a)                                        Greentree is acquiring the Promissory Note with the intent to hold as an investment and not with a view of distribution.

(b)                                       Greentree is an “accredited investor” within the definition contained in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Promissory Note for its own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof or of any interest therein. Greentree has adequate net worth and means of providing for its current needs and contingencies and is able to sustain a complete loss of the investment in the Promissory Note, and has no need for liquidity in such investment. Greentree, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Securities, and Greentree, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Promissory Note.

(c)                         Greentree acknowledges and agrees that it is acquiring the Promissory Note hereunder based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company.

(d)                                       Greentree has no contract, arrangement or understanding with any broker, finder, investment bank, financial intermediary or similar agent with respect to any of the transactions contemplated by this Agreement.

(e)                                        Greentree understands that in lieu of this Promissory Note, Greentree has the right to receive an up-front cash payment prior to Greentree rendering services to the Company pursuant to the Advisory Agreement. By acceptance of the Promissory Note, Greentree agrees that it will loan the Company its services fee and close out the Company’s account receivable with the Greentree and hold only such interests in the Company as granted by the Promissory Note and the other securities into which it may be converted. It is further acknowledged and agreed that the value of the Promissory Note, or the securities into which it may be converted, at any given time, could be less than the value of the Service Fee had Greentree elected an up-front payment, and Greentree accepts the investment risk associated therewith.

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(4)

7.       Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of laws provisions. All disputes arising out of or in connection with this agreement, or in respect of any legal relationship associated with or derived from this agreement, shall only be heard in any competent court residing in Broward County Florida. Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Greentree shall only be brought in such courts.

8.        Attorneys Fees. In the event Greentree shall refer this Agreement to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Greentree’s rights, including reasonable attorney's fees, whether or not suit is instituted.

9.       No Brokers. The Company represents and warrants to Greentree that there are no brokers, representatives or other persons which have an interest in compensation due to Greentree from any services contemplated herein.

10.       Authorization. The Company and Greentree represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument (including contracts, wills, agreements, records and wire receipts, etc.) to which it is a party or bound.

11.       Miscellaneous. This Agreement constitutes the entire understanding and agreement between the Company and Greentree with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall

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(5)

be deemed to be severable. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Please confirm that the foregoing correctly sets forth our agreement by signing below in the space provided and returning this Agreement to Greentree for execution, which shall constitute a binding agreement as of the date first above written.

Thank you. We look forward to a mutually rewarding relationship.

GREENTREE FINANCIAL GROUP, INC.

By: /s/ R. Chris Cottone

Name: R. Chris Cottone

Title: Vice President

AGREED TO AND ACCEPTED

DATE: April 20, 2017

WATER TECHNOLOGIES INTERNATIONAL, INC.

By: /s/ William Scott Tudor

Name: William Scott Tudor

Title: Chief Executive Officer

AGREED TO AND ACCEPTED

DATE: April 20, 2017

(6)

EXHIBIT A: INDEMNIFICATION

The Company agrees to indemnify Greentree, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Greentree is referred to as "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Indemnified Party, in connection with providing its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to liability or loss (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act or failure to act, or (iii) arising out of Greentree's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareGreentrees on the one hand and the Indemnified Party on the other, but also the relative fault of the Company and the Indemnified Party as well as any relevant equitable considerations.

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(7)

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party's defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Company. In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Company, at the Company's sole expense, to represent it in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Company and the Company's counsel in the defense of such claim or action. In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel to defend such claim or action. Any obligation pursuant to this Annex shall survive the termination or expiration of the Agreement

*******

WATER TECHNOLOGIES INTERNATIONAL, INC.

By: /s/ William Scott Tudor

Name: William Scott Tudor

Title: Chief Executive Officer

AGREED TO AND ACCEPTED

DATE: April 20, 2017

(8)

Exhibit B

THESE SECURITIES AND THE SECURITIES INTO WHICH THEY CONVERT HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND COMPANY RESTRICTIONS.

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Water Technologies International, Inc., a Florida corporation, its successors and assigns (the “Company) promises to pay to the order of Greentree Financial Group, Inc., a Florida corporation (“Holder”), in immediately available funds, the aggregate principal amount set forth below (the “Principal Amount”), plus all accrued interest thereon, in accordance with the terms of this Convertible Promissory Note (“Note” or “Security”).

EFFECTIVE DATE: April 20, 2017 PRINCIPAL AMOUNT: $45,000
1.	INCORPORATION. This Note is being issued pursuant to the terms of that certain Financial Advisory Agreement, dated as of April 20, 2017 by and between the Company and the Holder (the “Advisory Agreement”). If not otherwise defined herein, all capitalized terms herein shall have the meanings given to them in the Advisory Agreement. Further, all of the terms, representations, warranties, agreements, covenants and conditions set forth in the Advisory Agreement are incorporated herein by reference. To the extent that there is a conflict between any condition, term or provision of this Note and the Advisory Agreement, the conditions, terms, and provisions set forth herein shall specifically supersede the conflicting conditions, provisions and/or terms in the Advisory Agreement.

2.	PAYMENT. All outstanding principal shall be due one year from the Effective Date (“Maturity Date”). The Company shall have three (3) days after the Maturity Date to deliver payment to the Holder. Payment shall be made at Holder’s address at 7951 SW 6th Street, Suite 216, Plantation, FL 33324, or as otherwise directed by Holder.

3.	INTEREST. Interest shall accrue on the unpaid principal balance of this Note at the annual rate of TWELVE PERCENT (12%) until the entire Principal Amount is paid in full. Interest shall not be compounded and shall be computed on the basis of a three hundred sixty (360) day year comprised of twelve (12) months of thirty (30) days each, with any calculation based upon a partial month of less than thirty (30) days based on actual days lapsed. The Company will make interest payments semi-annually, with the first interest payment due six (6) months from the Effective Date hereof and on each 6 months from such date until all interest and outstanding principal is paid in full.

4.	PREPAYMENT. The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note before the Maturity Date, without any penalty; provided, that it shall provide Holder with fifteen (15) days’ advanced written notice of its intent to prepay this Note. Holder shall have the option to elect to convert this Note per the terms of this Note and the Advisory Agreement at any time prior to the Company’s prepayment. Any partial prepayments would be applied to accrued interest balance first.

(9)

5.	REORGANIZATION. In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the Holder of this Note, on conversion hereof at any time after the consummation or effective date of such Reorganization (the “Reorganization Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the conversion of this Note issuable on such conversion prior to the Reorganization Date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon the Reorganization Date if such Holder had converted this Note immediately prior thereto. The Company shall ensure that the surviving entity in any Reorganization specifically assumes the Company’s obligations under this Note and the Advisory Agreement.

6.	CONVERSION. At any time or from time to time, the Holder at its sole option, may convert the outstanding Principal Amount of this Note, or any portion of the Principal Amount hereof, and any accrued interest, in whole or in part, into shares of the common stock of the Company (the “Common Stock”). Any amount so converted will be converted into common stock of the Company at a price of $.0005 per share or 50% of the lowest trading price on the primary trading market on which the Company’s Common Stock is quoted for the twenty (20) trading days immediately prior to but not including the Conversion Date, whichever is lower (“Conversion Price”). However, the Holder agrees not to convert this Note if such conversion would cause Holder’s beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended) of the Company to exceed 9.9% of its total issued and outstanding common or voting shares. Any common shares converted under this Note need to be delivered to the Holder within three (3) business days upon the receipt of Conversion Notice. At such time as such conversion has been effected, the rights of the Holder of this Note will cease with respect to the principal (and interest if applicable) converted.

7.	CONVERSION COST. The Company agrees to reimburse the Holder’s certificate processing cost by adding $1,500 to the Principal for each note conversion effected by Holder.

8.	COMMON SHARE ISSUANCE. Upon receipt by the Company of a written request from Holder to convert any amount due under any Note, subject to any limitations on conversion contained in any Note, the Company shall have three (3) business days (“Delivery Date”) to request issuance of the shares of Common Stock rightfully listed in such request. If the Company fails to timely deliver the shares through willful failure or deliberate hindrance, the Company shall pay to Holder in immediately available funds $1,000 per day past the Delivery Date that the shares are actually issued. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued or, at the option of Holder, may be added to the principal under any Note. The Company agrees that the right to convert the Notes is a valuable right to Holder and a material consideration of it entering the Advisory Agreement. The parties agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a failure of the Company to timely deliver shares as required hereby. Therefore, the parties agree that the foregoing liquidated damages provision represents reasonable compensation for the loss which would be incurred by the Holder due to any such breach. The parties agree that this Section is not intended to in any way limit Holder’s right to pursue other remedies, including actual damages and/or equitable relief.

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9.	ADJUSTMENTS. In case the Company shall at any time prior to the conversion of the Note, or the maturity of the Note, whichever first occurs, effect a recapitalization or reclassification of such character that its Common Stock shall be changed into or become exchangeable for a larger number of shares, then the Conversion Price shall be appropriately adjusted to reflect any such event. There shall be no adjustment to the Conversion Price of the Promissory Note in the event of a reverse stock split or other reduction in the Company’s shares.

10.	DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

a)	The non-payment, when due or upon demand, of any principal or interest pursuant to this Note;
b)	The material breach of any representation or warranty in the Advisory Agreement;
c)	The breach of any material covenant or undertaking herein or therein the Advisory Agreement;
d)	The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature;
e)	The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company;
f)	The Company liquidates, transfers, sells or assigns substantially all of its assets or elects to wind down its operations or dissolve;
g)	The Company fails to maintain irrevocable TA instruction or file with the Company’s transfer agent;
h)	The Company fails to stay current in its reporting obligations pursuant to OTC Markets;
i)	The Company fails to deliver the Holder the shares of Common Stock rightfully listed in the Conversion Notice within three (3) business days;

(11)

j)	The Company defaults on any other debt or warrant agreement exceeding a value of $20,000;
k)	The Company breaches any other agreement it has with Holder or his assigns;
l)	The Company interferes with Holder’s or its assigns’ efforts to remove the restrictive legend from the Common Stock issued as a result of conversion of the Note when Holder or his assign has provided an attorney opinion letter opining that the shares are eligible to have the legend removed pursuant to Rule 144 or otherwise.

There will be no cure period available for the Event of Default as defined in Section 10(d) and 10(e); Upon the occurrence of any Event of Default, and provided such Event of Default as defined in Section 10(a) through 10(c), and 10(f) through 10(l), has not been cured by the Company within five (5) business days after the occurrence of such Event of Default (except a payment default of any interest, principal and/or other amount when due, of which no cure period is available), the Holder, may, by written notice to the Company, declare all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, immediately due and payable (without advanced notice as may otherwise by required hereunder); provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice. Holder shall also have all other remedies available under law and equity. There shall be a default charge equal to 20% of the sum of any unpaid principal plus any interest accrued as of the default date.

In the event that Holder at its sole discretion elects to allow the Company to continue with repayment of the principal and interest on this Note after an Event of Default, the interest rate on the unpaid principal of this Note will change to 18% or the highest interest rate currently allowable under Florida law for loans of this amount (the “Default Interest Rate”). In the event of any changes under Florida law relating to the increases or decreases of allowable interest rates, this Note will be changed to the highest amount allowable under Florida law without notification or further ratification. As of the date of Default or any Event of Default, assuming the Holder allows reinstatement or continuation of this Note, the Default Interest Rate shall become the new rate of interest on this Note.

Any payments that the Holder allows under this section shall be made through a wire transfer of funds or Certified Check.

Upon the occurrence of any Event of Default, the Holder at any time, at its sole discretion, may elect to immediately (without prior notice) convert the outstanding Principal Amount of this Note, or any portion of the Principal Amount hereof, and any accrued interest, in whole or in part, into shares of the Common Stock, according to the terms of this Note.

11.	NOTICE. Any and all notices, demands, advance requests or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if (i) personally served, (ii) sent by email on the date such email is sent (provided confirmation of such email being sent is provided upon request) (iii) deposited in the United States mail, postage prepaid, return receipt requested, or (iv) by facsimile with confirmation receipt. Notice hereunder is to be given as follows:

(12)

If to the Company:

Water Technologies International, Inc.

10219 SE Lennard Road,

Port St. Lucie, FL 34952

Attn: William Scott Tudor

If to the Holder:

Greentree Financial Group, Inc.

7951 S.W. 6th Street, Suite 216

Plantation, Florida 33324

Attn: R. Chris Cottone

12.	REPRESENTATIONS AND WARRANTIES BY HOLDER. Holder, by its acceptance of this Note, represents and warrants to Company as follows:

(a)                                        Holder is acquiring the Security with the intent to hold as an investment and not with a view of distribution.

(b)                                       Holder is an “accredited investor” within the definition contained in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Security for its own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof or of any interest therein. Holder has adequate net worth and means of providing for its current needs and contingencies and is able to sustain a complete loss of the investment in the Security, and has no need for liquidity in such investment. Holder, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Securities, and Holder, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Security.

(c)                         Holder acknowledges and agrees that it is purchasing the Security hereunder based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company.

(d)                                       Holder has no contract, arrangement or understanding with any broker, finder, investment bank, financial intermediary or similar agent with respect to any of the transactions contemplated by this Agreement.

(e)       Holder understands that in lieu of this Note, Holder has the right to receive an up-front cash payment prior to Holder rendering services to the Company pursuant to the Advisory Agreement. By acceptance of this Note, Holder agrees that it will loan the Company its services fee and close out the Company’s account receivable with the Holder and hold only such interests in the Company as granted by this Note and the other securities into which it may be converted. It is further acknowledged and agreed that the value of this Note, or the securities into which it may be converted, at any given time, could be less than the value of the service fee had Holder elected an up-front payment, and Holder accepts the investment risk associated therewith.

13.	SUCCESSION AND ASSIGNABILITY. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Holder may assign any of his or its rights, interests, or obligations hereunder on his or its own discretion without further approval from the Company.

(13)

14.	GOVERNING LAW AND CONSENT TO JURISDICTION. This Note shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of law provisions. All disputes arising out of or in connection with this Note, or in respect of any legal relationship associated with or derived from this Note, shall only be heard in any competent court residing in Broward County, Florida. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Holder shall only be brought in such courts.

15.	ATTORNEYS FEES. In the event the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holder's rights, including reasonable attorney's fees, whether or not suit is instituted.

16.	CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the Principal Amount of this Note.

17.	SEVERABILITY. If any portion of this Note is declared by a court of competent jurisdiction to be invalid or unenforceable, such portion shall be deemed severed from this Note, and the remaining part shall remain in full force and effect as if no such invalid or unenforceable provisions had been a part of this Note.

18.	WAIVER. Holder shall not be deemed to have waived any rights under this Note unless such waiver is given in a dated writing signed by Holder. No delay or omission on the part of Holder in exercising any right pursuant to this Note shall operate as a waiver of such right or any other right. A waiver by Holder of any provision of this Note or of any rights against any individual, entity or collateral shall not prejudice or constitute a waiver of strict compliance of any other provision of this Note by any other individual or entity. No prior waiver by Holder or course of dealing between Holder and any individual or entity collectively constituting the Company shall constitute a waiver of any rights of Holder or of any obligations pursuant to this Note.

19.	This Note and the Advisory Agreement (and the warrant issued thereunder) constitute the entire agreement between the parties relating to the subject matter hereof, and may not be altered or amended except by written agreement signed by the parties.

In witness whereof, the below parties signed and sealed this Note as of above date written.

Water Technologies International, Inc.

(“COMPANY”)

By: /s/ William Scott Tudor

Name: William Scott Tudor

Title: Chief Executive Officer

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